Exhibit 99.1

Contact:
	Media:	Joshua King +1 212 915 8268 Joshua.King@Willis.com

News Release	Investors:	Peter Poillon +1 212 915 8084 Peter.Poillon@willis.com

Willis Announces Departure of Group Deputy Chairman

London, UK, February 15, 2013 – Willis Group Holdings plc (NYSE: WSH), the global insurance broker, today announced that Martin Sullivan, the Group’s Deputy Chairman and Chairman and CEO of the Willis Global Solutions unit, will be leaving the firm in May of 2013, after a transition, to pursue other interests. Following Sullivan’s departure, Willis Group’s corporate governance will be streamlined to include the CEO, Deputy CEO and Non-Executive Chairman, supported by the Willis Group Operating Committee.

“Martin joined Willis as our Deputy Chairman at a time when we were determined to establish a deeper penetration among the world’s largest accounts,” said Willis Group CEO Dominic Casserley. “We are grateful for Martin’s service to our firm and the success that he and his team have enjoyed, and we intend to carry it forward.”

Deputy CEO Steve Hearn, in his role as CEO of Willis Global, will lead the Global Solutions unit, building on the many accomplishments that the unit has achieved since its launch in 2010.

About Willis

Willis Group Holdings plc is a leading global insurance broker. Through its subsidiaries, Willis develops and delivers professional insurance, reinsurance, risk management, financial and human resource consulting and actuarial services to corporations, public entities and institutions around the world. Willis has more than 400 offices in nearly 120 countries, with a global team of approximately 17,000 employees serving clients in virtually every part of the world. Additional information on Willis may be found at www.willis.com.

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